The Ensign Group Announces Two-for-One Stock Split
MISSION VIEJO, Calif., December 9, 2015 (GLOBE NEWSWIRE) – The Ensign Group, Inc. (“Ensign”) (NASDAQ: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services, assisted living, home health, home care, hospice care and urgent care companies, announced today that its board of directors approved a two-for-one stock split of the company’s outstanding common stock. The split will be implemented by way of a stock dividend payable on or about December 23, 2015 to shareholders of record at the close of business on December 17, 2015. Each shareholder will receive one additional share of common stock for each share held as of the close of business on the record date.

"We are pleased to announce this two-for-one stock split, the first in our 8 years as a public company," said President and Chief Executive Officer Christopher R. Christensen. "We believe the stock split will make our shares more affordable for a wider range of investors, increasing the liquidity in our shares, and demonstrate our confidence that our prospects for future growth remain as strong as ever," he added.

Upon completion of the split, the outstanding shares of Ensign’s common stock will increase to approximately 51.4 million based on the outstanding shares as of December 8, 2015. The Company expects its common stock to begin trading at the split-adjusted price on December 24, 2015.

Mr. Christensen also indicated that Ensign’s previously announced annual adjusted earnings per share guidance for 2015 and 2016 has been adjusted to reflect the impact of the two-for-one split with no other changes. The company is ascribing no monetary value to the stock dividend payable to shareholders and therefore the stock dividend will not be taxable in the United States.

About Ensign(TM)
The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, home health and hospice services, urgent care services and other rehabilitative and healthcare services at 182 facilities, thirteen hospice agencies, fifteen home health agencies, three home care businesses and seventeen urgent care clinics in California, Arizona, Texas, Washington, Utah, Idaho, Colorado, Nevada, Iowa, Nebraska, Oregon, Wisconsin, Kansas and South Carolina. More information about Ensign is available at http://www.ensigngroup.net.

CONTACT: The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net